Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Earthstone Energy, Inc. (File No. 333-205466) (the “Registration Statement”) of our reports dated March 11, 2016, relating to the consolidated financial statements and internal control over financial reporting of Earthstone Energy, Inc. and subsidiaries (formerly Oak Valley Resources, LLC) included in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2015, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

March 11, 2016